Registration No. 333-180300-03
Dated March 23, 2012
Securities Act of 1933, Rule 424(b)(2)

UNDERLYING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT DATED MARCH 23, 2012,
AND PROSPECTUS DATED MARCH 23, 2012

Credit Suisse AG

Medium-Term Notes

Underlying Supplement for Commodities, Commodity Futures Contracts and Commodity Indices

As part of our Medium-Term Notes program, Credit Suisse AG (“Credit Suisse”) from time to time may offer certain securities (collectively, the “securities”) linked to the performance of one or more commodities, each of which we refer to as a “reference commodity,” and/or commodity futures contracts, each of which we refer to as a “reference commodity futures contract,” and/or an index of commodities or commodity futures contracts (each, a “commodity index” and also a “reference index”), or to a weighted basket of reference commodities and/or reference commodity futures contracts and/or commodity indices. We refer to such weighted basket as the “basket” and to each reference commodity, reference commodity futures contract and commodity index included in the basket as a “basket component.” We refer generally to any reference commodity, reference commodity futures contract, commodity index and basket component as an “underlying.”  References to a “reference commodity,” “reference commodity futures contract,” “commodity index,” “reference index,” “basket component” and “underlying” are deemed to include references to any relevant successor underlying.

This prospectus supplement, which we refer to as an “underlying supplement,” describes some of the underlyings to which the securities may be linked. The specific terms of each security offered will be described in the applicable pricing supplement and product supplement.

You should read this underlying supplement, the related prospectus and prospectus supplement both dated March 23, 2012, the applicable product supplement and pricing supplement, and any applicable free writing prospectus (each, an “offering document” and collectively, the “offering documents”) carefully before you invest. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein (or with those described in the prospectus, prospectus supplement, any applicable product supplement or any applicable free writing prospectus), the terms described in the applicable pricing supplement will control.

This underlying supplement describes only certain underlyings to which the securities may be linked. We do not guarantee that we will offer securities linked to any of the underlyings described herein. In addition, we may offer securities linked to one or more underlyings that are not described herein. In such case, we will describe any such additional underlying in the applicable pricing supplement, product supplement or in another underlying supplement.

Please refer to the “Risk Factors” section in the accompanying product supplement and the “Selected Risk Considerations” section in the applicable pricing supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this underlying supplement or any other offering document to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse
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The date of this underlying supplement is March 23, 2012.

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THE SECURITIES

We are responsible for the information contained and incorporated by reference in this underlying supplement. As of the date of this underlying supplement, we have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this document or the accompanying product supplement, prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

We are offering the securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of this underlying supplement or the accompanying pricing supplement, product supplement, prospectus supplement or prospectus and the offering of the securities in some jurisdictions may be restricted by law. If you possess this underlying supplement and the applicable pricing supplement, product supplement, prospectus supplement and prospectus, you should find out about and observe these restrictions. This underlying supplement and the accompanying pricing supplement, product supplement, prospectus supplement and prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where such offer or sale is not permitted or where the person making such offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” section of the applicable product supplement and the “Supplemental Plan of Distribution (Conflicts of Interest)” section of the applicable pricing supplement for additional information. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will control.

In this underlying supplement and the offering documents, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

THE REFERENCE COMMODITIES

The securities may be linked to the performance of some or all of the following nine reference commodities: Aluminum, Copper, Lead, Nickel and Zinc, which trade on the London Metal Exchange (the “LME”), Gold and Silver, which trade on the London Bullion Market Association (the “LBMA”) and Palladium and Platinum, which trade on the London Platinum and Palladium Market (“LPPM”). We have derived all information regarding the reference commodities contained in this underlying supplement, including, without limitation, their respective make-up, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Information relating to reference commodities that trade on the LME, the LBMA or the LPPM reflects the policies of, and is subject to change by, the LME, LBMA or the LPPM, as applicable. We make no representation or warranty as to, and assume no responsibility for, the accuracy or completeness of such information. All references to the LME, LBMA or LPPM will also be deemed to refer to any relevant successor.

Unless otherwise specified in the applicable pricing supplement, the official settlement price or fixing level for each reference commodity will be determined as described below. If any Bloomberg symbol for a particular reference commodity differs from, or is more precise than, any Bloomberg symbol specified below, we will set forth the different, or more precise, Bloomberg symbol in the relevant pricing supplement. We make no representation or warranty as to, and assume no responsibility for, the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

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Aluminum – The official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME (Bloomberg Ticker: “LOAHDY <Comdty>”). The official U.S. dollar cash settlement price of Aluminum is determined by reference to the LME’s “High Grade Primary Aluminum Contract.”

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Copper – The official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME (Bloomberg Ticker: “LOCADY <Comdty>”). The official U.S. dollar cash settlement price of Copper is determined by reference to the LME’s “Copper—Grade A Contract.”

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Gold – The official afternoon Gold fixing price in U.S. dollars per troy ounce for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA (Bloomberg Ticker: “GOLDLNPM”) on such trading day.

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Lead – The official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME (Bloomberg Ticker: “LOPBDY <Comdty>)”. The official U.S. dollar cash settlement price of Lead is determined by reference to the LME’s “Standard Lead Contract.”

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Nickel – The official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME (Bloomberg Ticker: “LONIDY <Comdty>”). The official U.S. dollar cash settlement price of Nickel is determined by reference to the LME’s “Primary Nickel Contract.”

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Palladium – The afternoon fixing level per troy ounce gross of Palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM (Bloomberg Ticker: “PLDMLNPM <Comdty>”).

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Platinum – The afternoon fixing level per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM (Bloomberg Ticker: “PLTMLNPM <Comdty>”).

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Silver – The official fixing level in U.S. dollars per troy ounce (expressed in cents) of Silver as determined by the market making members of the LBMA at 12:00 p.m. London time each business day and quoted by the LBMA (Bloomberg Ticker: “SLVRLN <Comdty>”).

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Zinc – The official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME (Bloomberg Ticker: “LOZSDY<Comdty>”). The official U.S. dollar cash settlement price of Zinc is determined by reference to the LME’s “Special High Grade Zinc Contract.”

The London Metal Exchange

The LME was established in 1877 and is the principal metal exchange in the world on which contracts for delivery of copper, lead, zinc, aluminum and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to the over-the-counter physical commodity markets than futures markets. As a result, members of the LME trade with each other as principals and not as agents for customers, although such members may enter into offsetting “back-to-back” contracts with their customers. In addition, while futures exchanges permit trading to be conducted in contracts for monthly delivery in stated delivery months, historically LME contracts were established for delivery on any day (referred to as a “prompt date”) from one day to three months following the date of contract. Currently, LME contracts may be established for monthly delivery up to 15, 27 and 63 months forward (depending on the commodity). Further, because it is a principals’ forward market, there are no price limits applicable to LME contracts, and prices could decline without limitation over a period of time. Trading is conducted on the basis of warrants that cover physical material held in listed warehouses.

The LME is not a cash-cleared market. Both inter-office and floor trading are cleared and guaranteed by a system run by the London Clearing House, whose role is to act as a central counterparty to trades executed between clearing members and thereby reduce risk and settlements costs. The LME is subject to regulation by the Securities and Investments Board.

The bulk of trading on the LME is transacted through inter-office dealing which allows the LME to operate as a 24-hour market. Trading on the floor takes place in two sessions daily, from 11:40 a.m. to 1:10 p.m. and from 2:55 to 4:15 p.m., London time. The two sessions are each broken down into two rings made up of five minutes’ trading in each contract. After the second ring of the first session the official prices for the day are announced. Contracts may be settled by offset or delivery and can be cleared in U.S. dollars, pounds sterling, Japanese yen and euros. Prices are quoted in U.S. dollars.

Copper has traded on the LME since its establishment. The Copper Contract was upgraded to High Grade Copper in November 1981 and again to today’s Grade-A Contract which began trading in June 1986. Lead and zinc were officially introduced in 1920. Zinc has undergone a number of upgrades, most recently with the introduction of the special high grade contract in June 1986. Primary Aluminum was introduced as a 99.5% contract in December 1978 and today’s High Grade Primary Aluminum Contract began trading in August 1987. Nickel joined the exchange the year after aluminum, in April 1979. The LME share (by weight) of world terminal market trading is over 90% of all copper and virtually all aluminum, lead, nickel and zinc.

The London Bullion Market Association

The London Gold Bullion Market

The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently composed of 60 members, of which nine are market-making members, plus a number of associate members around the world.

Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is a “fixing” which provides reference gold prices for that day’s trading. Formal participation in the London gold fixing is traditionally limited to five market–making members of the LBMA.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

The London Silver Market

The London silver market is the principal global clearing center for over-the-counter silver transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives. The principal representative body of the London silver market is the LBMA.

At noon on each business day, there is a “fixing” which provides reference silver prices for that day’s trading. Formal participation in the London silver fixing is traditionally limited to three market-making members of the LBMA.

Clients place orders with the dealing rooms of three market-making members, who net all orders before communicating their interest to their representative at the silver fixing meeting. Orders may be changed at any time during these proceedings. The silver price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Silver Fix Price is the most widely used benchmark for daily silver prices.

The official afternoon gold fixing level in U.S. dollars per troy ounce and the official silver fixing level in U.S. dollars per troy ounce are available on the LBMA website at www.lbma.org.uk. We make no representation or warranty as to, and assume no responsibility for, the accuracy or completeness of the information obtained from the LBMA website. No information contained on the LBMA website is incorporated by reference in this underlying supplement.

The London Platinum and Palladium Market

The London platinum market is the principal global clearing center for over-the-counter platinum transactions, including transactions in spot and forward contracts. The London palladium market is the principal global clearing center for over-the-counter platinum transactions, including transactions in spot and forward contracts. The principal representative body of the London platinum market and the London palladium market is the LPPM.

At 9:45 a.m. and at 2:00 p.m. on each business day, there is a “fixing” which provides reference platinum and palladium prices for that day’s trading.

Clients place orders with the dealing rooms of LPPM members, who net all orders before communicating their interest to their representative at the platinum fixing telephonic meeting or the palladium fixing telephonic meeting, as applicable. Orders may be changed at any time during these proceedings. The platinum price and the palladium price are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Platinum Fix Price is the most widely used benchmark for daily platinum prices.

The afternoon platinum fixing level in U.S. dollars per troy ounce and the afternoon palladium fixing level in U.S. dollars per troy ounce are available on the LPPM website at www.lppm.org.uk. We make no representation or warranty as to the accuracy or completeness of the information obtained from the LPPM website. No information contained on the LPPM website is incorporated by reference in this product supplement.

Relationships between the LME, LBMA and the LPPM, and Us

The securities are not sponsored, endorsed, sold or promoted by the LME, LBMA or the LPPM. The LME, LBMA or the LPPM make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The LME, LBMA or the LPPM have no obligation to take the needs of us or the holders of the securities into consideration in determining or implementing its business practices. The LME, LBMA and the LPPM are not responsible for and have not participated in the determination of the timing, price or quantity of the securities to be issued or in the determination or calculation of the amount due at maturity of the securities. The LME, LBMA and the LPPM have no obligation or liability in connection with the administration, marketing or trading of the securities.

THE LME, LBMA AND THE LPPM DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE REFERENCE COMMODITIES AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. THE LME, LBMA AND THE LPPM MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICE OF ANY REFERENCE COMMODITY. THE LME, LBMA AND THE LPPM MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES OF ANY REFERENCE COMMODITY. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL THE LME, LBMA AND THE LPPM HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LME, LBMA OR THE LPPM AND THE LME, LBMA AND THE LPPM MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

THE REFERENCE COMMODITY FUTURES CONTRACTS

The securities may be linked to the performance of some or all of the following twelve reference commodity futures contracts: Brent Crude, which trades on ICE Futures Europe; Coffee, Cotton and Sugar, which trade on ICE Futures U.S.; Corn, Soybeans and Wheat, which trade on the Chicago Board of Trade (the “CBOT”); and Crude Oil, Heating Oil, Natural Gas and RBOB Gasoline, which trade on the New York Mercantile Exchange (the “NYMEX”). We have derived all information regarding the reference commodity futures contracts contained in this underlying supplement, including, without limitation, their respective make-up, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Information relating to reference commodity futures contracts that trade on the ICE Futures Europe, ICE Futures U.S., the NYMEX and the CBOT reflects the policies of, and is subject to change by, ICE Futures Europe, ICE Futures U.S., NYMEX and the CBOT, respectively. We make no representation or warranty as to, and assume no responsibility for, the accuracy or completeness of such information. All references to ICE Futures Europe, ICE Futures U.S., NYMEX and CBOT will also be deemed to refer to any relevant successor exchange.

Unless otherwise specified in the applicable pricing supplement, the official settlement price for each reference commodity futures contract will be determined as described below. If any Bloomberg symbol for a particular reference commodity futures contract differs from, or is more precise than, any Bloomberg symbol specified below, we will set forth the different, or more precise, Bloomberg symbol in the relevant pricing supplement. We make no representation or warranty as to, and assume no responsibility for, the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

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Brent Crude – The official U.S. dollar cash settlement price (expressed in dollars per barrel) for Brent Crude of the futures contract in respect of the first nearby month quoted by ICE Futures Europe and displayed on Bloomberg under the symbol “CO1 <Comdty>,” provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg Ticker: “CO2 <Comdty>”) on such trading day.

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Coffee – The official U.S. dollar settlement price (expressed in cents per pound) for the first nearby month futures contract for deliverable grade washed aribica coffee, quoted by ICE Futures U.S. (Bloomberg Ticker: “KC1 <Comdty>”), provided that if such date falls within the notice period for delivery of coffee under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.) then the second nearby month futures contract (Bloomberg Ticker: “KC2 <Comdty>”) on such trading day.

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Corn – The official U.S. dollar settlement price (expressed in cents per bushel) for the first nearby month futures contract for #2 Yellow Corn, quoted by the CBOT (Bloomberg Ticker: “C 1 <Comdty>”), provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “C 2 <Comdty>”) on such trading day.

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Cotton – The official U.S. dollar settlement price (expressed in cents per pound) for the first nearby month futures contract for Cotton No. 2, quoted by ICE Futures U.S. (Bloomberg Ticker: “CT1 <Comdty>”), provided that if such date falls within the notice period for delivery of cotton under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract (Bloomberg Ticker: “CT2 <Comdty>”) on such trading day.

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Crude Oil – The official U.S. dollar cash settlement price (expressed in dollars per barrel) of the first nearby month WTI light sweet crude oil futures contract, quoted by NYMEX (Bloomberg Ticker: “CL1 <Comdty>”).

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Heating Oil – The official U.S. dollar cash settlement price (expressed in cents per gallon) of the first nearby months fungible No. 2 heating oil futures contract, quoted by the NYMEX (Bloomberg Ticker: “HO1 <Comdty>”).

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Natural Gas – The official U.S. dollar cash settlement price (expressed in dollars per million British thermal units) of the first nearby Henry Hub natural gas futures contract, quoted by NYMEX (Bloomberg Ticker: “NG1 <Comdty>”).

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RBOB Gasoline – The official U.S. dollar cash settlement price (expressed in cents per gallon) of the first nearby non-oxygenated blendstock gasoline futures contract, quoted by NYMEX (Bloomberg Ticker: “XB1 <Comdty”>).

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Soybeans – The official U.S. dollar settlement price (expressed in cents per bushel) for the first nearby month futures contract for deliverable grade Soybeans as quoted by the CBOT (Bloomberg Ticker: “S 1 <Comdty>”), provided that if such date falls within the notice period for delivery of Soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT) then the second nearby month futures contract (Bloomberg Ticker: “S 2 <Comdty>”) on such trading day.

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Sugar – The official U.S. dollar settlement price (expressed in cents per pound) for the first nearby month futures contract for deliverable grade cane sugar, quoted by ICE Futures U.S. (Bloomberg Ticker: “SB1 <Comdty>”).

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Wheat – The official settlement price (expressed in cents per bushel) for the first nearby month futures contract for deliverable grade wheat as quoted by the CBOT (Bloomberg Ticker: “W 1 <Comdty>”), provided that if such date falls within the notice period for delivery of wheat under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT) then the second nearby month futures contract (Bloomberg Ticker: “W 2 <Comdty>”) on such trading day.

Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. Contracts on physical commodities traded on regulated futures exchanges are referred to as exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.”  This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description.

ICE Futures Europe and ICE Futures U.S.

General

In May 2000, IntercontinentalExchange, Inc. (“ICE”), was established, with its founding shareholders representing some of the world’s largest energy companies and global banks. ICE’s mission was to transform over-the-counter energy markets by providing an open, accessible, around-the-clock electronic energy marketplace to a previously fragmented and opaque market. ICE offered the energy community price transparency, more efficiency, greater liquidity and lower costs than manual trading, such as voice or floor markets. In June 2001, ICE expanded its business into futures trading by acquiring the International Petroleum Exchange (the “IPE”), now ICE Futures Europe, which operated Europe’s leading regulated energy futures exchange. Since 2003, ICE has partnered with the Chicago Climate Exchange to host its electronic marketplace. In

April 2005, the entire ICE portfolio of energy futures became fully electronic. In November 2005, ICE completed its IPO on the New York Stock Exchange (NYSE) under the ticker symbol ICE. In January 2007, ICE acquired the New York Board of Trade (the “NYBOT”), now ICE Futures U.S. Today, its futures contracts for soft commodities, including sugar and coffee, are listed on the ICE platform.

ICE Futures Europe

ICE Futures Europe is ICE’s London-based regulated futures exchange for global energy markets. As the leading fully electronic energy futures exchange, ICE Futures Europe lists the leading global crude oil benchmarks and sees half of the trade in the world’s crude oil and refined product futures in its markets. In partnership with the European Climate Exchange (ECX), ICE also offers the leading European emissions futures market. Participants in more than 55 countries have access to a range of futures and options contracts to manage risk around-the-clock, in a transparent and liquid marketplace.

ICE Futures Europe is a London-based Recognized Investment Exchange, supervised by the U.K. Financial Services Authority (the “FSA”) under the terms of the Financial Services and Markets Act 2000. U.S.-linked futures and options contracts, including WTI crude oil futures and options, are subject to further oversight by the CFTC, pursuant to ICE Futures Europe’s no action letter as amended in June 2008. ICE operates its sales and marketing activities in the U.K. through ICE Markets Limited which is authorized and regulated by the FSA.

The IPE Brent blend crude oil futures contract was introduced in 1988 and is used to price a portion of the world’s traded oil. The Brent Crude contract represents the right to receive a future delivery of 1,000 net barrels of Brent blend crude oil per unit and is quoted at a price that represents one barrel of Brent blend crude oil. The delivery point of crude oil underlying the contract is Sullom Voe, Scotland. The Brent Crude contract is a deliverable contract based on an Exchange of Futures for Physical (“EFP”) delivery mechanism with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration against a physical price index. Trading in the contract will cease at the close of business on the business day immediately preceding the 15th day prior to the first day of the delivery month, if such 15th day is a banking day in London. If the 15th day is a non-banking day in London (including Saturday), trading will cease on the business day immediately preceding the first business day prior to the 15th day prior to the first day of the delivery month that is a banking day in London. Such dates are published by ICE Futures Europe.

ICE Futures U.S.

ICE Futures U.S. is based in New York and is a leading global soft commodity futures and options exchange, with markets for sugar, cotton, coffee, cocoa and orange juice. ICE Futures U.S. is also the exclusive venue for trading Russell 1000® and Russell 2000® index futures and options contracts as well as contracts based on the ICE U.S. Dollar Index. ICE Futures U.S. offers a range of trading and risk management services across soft commodities, equity indexes and foreign exchange (FX), and its electronic trading platform brings market access and transparency to participants around the world.

ICE Futures U.S. is a designated contract market pursuant to the Commodity Exchange Act, as amended, and, as such, is regulated by the CFTC.

Coffee has traded on ICE Futures U.S. (and its predecessors, the Coffee Exchange of New York, the Coffee, Sugar and Cocoa Exchange and the NYBOT) since 1882. Cotton has traded on ICE Futures U.S. (and its predecessors, the New York Cotton Exchange and the NYBOT) since 1870. Sugar has traded on ICE Futures U.S. (and its predecessors, the Coffee, Sugar and Cocoa Exchange and the NYBOT) since 1914.

The New York Mercantile Exchange

The NYMEX was established in 1872 as the Butter and Cheese Exchange of New York, and has since traded a variety of commodity products. It is now the largest exchange in the world for the trading of energy futures and options contracts, including contracts for crude oil, non-oxygenated gasoline, heating oil and natural gas. It is also a leading North American exchange for the trading of platinum group metals and other precious metals contracts. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform. The establishment of energy futures on the NYMEX occurred in 1979, with the introduction of heating oil futures contracts. The NYMEX opened trading in leaded gasoline futures in 1981, followed by the crude oil futures contract in 1983 and unleaded gasoline futures in 1984.

On August 22, 2008, CME Group Inc. (“CME Group”) has completed the acquisition of NYMEX Holdings, Inc. (“NYMEX Holdings”) pursuant to an Agreement and Plan of Merger dated as of March 17, 2008. Following the acquisition of NYMSX Holding by CME Group, NYMEX Holdings has become a direct, wholly owned subsidiary of CME Group.

CBOT

Effective July 12, 2007, CBOT Holdings, Inc., the parent company of the CBOT, merged with and into Chicago Mercantile Exchange Holdings Inc. At the time of the merger, the combined company was renamed CME Group Inc., and the CBOT became a subsidiary of CME Group Inc. CME Group is the world’s largest and most diverse exchange, with all major benchmark asset classes ultimately available on a single trading platform and floor.

The CBOT, established in 1848, is a leading futures and futures-options exchange. More than 3,600 CBOT member/stockholders trade 50 different futures and options products at the CBOT by open auction and electronically. Volume at the CBOT exchange in 2006 surpassed 805 million contracts, the highest yearly total recorded in its history.

For decades, the primary method of trading at the CBOT was open auction, which involved traders meeting face-to-face in trading pits to buy and sell futures contracts. But to better meet the needs of a growing global economy, the CBOT successfully launched its first electronic trading system in 1994. During the last decade, as the use of electronic trading has become more prevalent, the CBOT exchange has upgraded its electronic trading system several times. Most recently, on October 12, 2005, the CBOT successfully launched its newly enhanced electronic trading platform, e-cbot, powered by LIFFE CONNECT®, by introducing a major API upgrade.

Relationships Between ICE Futures Europe, ICE Futures U.S., NYMEX and the CBOT, and Us

The securities are not sponsored, endorsed, sold or promoted by ICE Futures Europe, ICE Futures U.S., NYMEX or the CBOT. ICE Futures Europe, ICE Futures U.S., NYMEX and the CBOT make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. ICE Futures Europe, ICE Futures U.S., NYMEX and the CBOT have no obligation to take the needs of us or the holders of the securities into consideration in determining or implementing its business practices. ICE Futures Europe, ICE Futures U.S., NYMEX and the CBOT are not responsible for and have not participated in the determination of the timing, price or quantity of the securities to be issued or in the determination or calculation of the amount due at maturity of the securities. ICE Futures Europe, ICE Futures U.S., NYMEX and the CBOT have no obligation or liability in connection with the administration, marketing or trading of the securities.

ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX AND THE CBOT DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE REFERENCE COMMODITY FUTURES CONTRACTS AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX AND THE CBOT MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICES OF THE REFERENCE COMMODITY FUTURES CONTRACTS. ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX AND THE CBOT MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES OF THE REFERENCE COMMODITY FUTURES CONTRACTS. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX AND THE CBOT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX AND THE CBOT AND ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX AND THE CBOT MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

THE REFERENCE INDICES

The securities may be linked to the performance of one or more of the S&P Commodity Indices (as defined below) and the DJUBS Indices (as defined below). We have derived all information contained in this underlying supplement regarding each reference index, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information (including, with respect to the DJUBS Indices, the Dow Jones-UBS Commodity Index Handbook, which is available to those persons who enter into a license agreement with CME Group Index Services LLC and UBS). We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the relevant index publisher or sponsor, as applicable. We make no representation or warranty as to, and assume no responsibility for, the accuracy or completeness of this publicly available information. References to a reference index are deemed to include references to any relevant successor underlying.

If any Bloomberg symbol for a particular reference index differs from, or is more precise than, any Bloomberg symbol specified below, we will set forth the different, or more precise, Bloomberg symbol in the relevant pricing supplement. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Each reference index is developed, calculated and maintained by its respective sponsor(s) and/or publisher. Neither we nor any of the agents have participated in the preparation of such information or made any due diligence inquiry with respect to any reference index, sponsor(s) or publisher. We cannot give any assurance that all events occurring prior to the date of the applicable pricing supplement (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that may affect the level of any reference index (and therefore the level of any such reference index at the time we price the securities, as applicable) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor of any reference index could affect the interest, payment at maturity or any other amounts payable, if any, on the securities, as applicable, and therefore the market value of the securities in the secondary market, if any.

You, as an investor in the securities, should make your own investigation into any relevant reference index, sponsor(s) or publisher. The sponsors and publishers are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities. The sponsors and/or publishers have no obligation to continue to publish the reference indices, and may discontinue or suspend publication of any reference index at any time in their sole discretion.

The historical performance of a reference index is not an indication of its future performance and future performance may differ significantly from historical performance, either positively or negatively.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this underlying supplement or the accompanying prospectus supplement and prospectus.

The S&P GSCI® Commodity Indices

The S&P Commodity Indices are designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The S&P GSCI® is the parent index of the GSCI® Sector Indices and the GSCI® Component Indices (collectively, the “S&P Commodity Indices”). The methodology for compiling the S&P GSCI® Sector Indices and GSCI® Component Indices is consistent with the methodology for compiling the S&P GSCI®. The S&P Commodity Indices are sponsored by Standard & Poor’s Financial Services LLC (“S&P”), who calculates price return, excess return and total return versions of each S&P Commodity Index. S&P acquired the rights to the S&P GSCI Indices from Goldman, Sachs & Co. in 2007. The former name of the S&P GSCI was the Goldman Sachs Commodity Index, or GSCI®.

The S&P GSCI®

The S&P GSCI® is an index that tracks a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria and represents the return of a portfolio of commodity futures contracts included in the S&P GSCI®, the composition of which, on any given day, reflects the contract production weights (“CPWs”) and “roll weights” of such contracts, as discussed below. The S&P GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the S&P GSCI® advisory panel (the “advisory panel”), as described below) of such commodities to the world economy. The production weighting of each commodity is determined on a world-wide basis, except in certain circumstances where the S&P deems a commodity to be primarily a regional commodity due to the prohibitive cost of transporting such commodities from one part of the world to another or for other reasons. In such cases, the S&P uses regional production data to determine the production weighting of the relevant commodity. As of January 2012, natural gas is the only commodity included in the S&P GSCI® that is a regional (North American) commodity.

The fluctuations in the value of the S&P GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI® has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI®, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange. The S&P GSCI® Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSCI,” “SPGSCIP” and “SPGSCITR,” respectively.

The S&P GSCI® Sector Indices

The S&P GSCI® Agriculture Index

The S&P GSCI® Agriculture Index is a world production-weighted index of certain agricultural commodities in the world economy and, as of the date hereof, includes futures contracts for Wheat (Chicago Wheat), Red Wheat (Kansas Wheat), Corn, Soybeans, Cotton, Sugar, Coffee and Cocoa. The S&P GSCI® Agriculture Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Agriculture Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSAG,” “SPGSAGP” and “SPGSAGTR,” respectively.

S&P GSCI® Energy Index

The S&P GSCI® Energy Index is a world production-weighted index of certain energy commodities in the world economy and, as of the date hereof, includes futures contracts for WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, Heating Oil, GasOil and Natural Gas. The S&P GSCI® Energy Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Energy Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSEN,” “SPGSENP” and “SPGSENTR,” respectively.

S&P GSCI® Grains Index

The S&P GSCI® Grains Index is a world production-weighted index of certain grain commodities in the world economy and, as of the date hereof, includes futures contracts for Wheat (Chicago Wheat), Red Wheat (Kansas Wheat), Corn and Soybeans. The S&P GSCI® Grains Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Grains Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSGR,” “SPGSGRP.” and “SPGSGRTR,” respectively.

S&P GSCI® Industrial Metals Index

The S&P GSCI® Industrial Metals Index is a world production-weighted index of certain industrial metals commodities in the world economy and, as of the date hereof, includes futures contracts for High Grade Primary Aluminum, Copper, Standard Lead, Primary Nickel and Special High Grade Zinc. The S&P GSCI® Industrial Metals Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Industrial Metals Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSIN,” “SPGSINP” and “SPGSINTR,” respectively.

S&P GSCI® Livestock Index

The S&P GSCI® Livestock Index is a world production-weighted index of certain livestock commodities in the world economy and, as of the date hereof, includes futures contracts for Live Cattle, Lean Hogs and Feeder Cattle. The S&P GSCI® Livestock Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Livestock Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSLV,” “SPGSLVP” and “SPGSLVTR,” respectively.

S&P GSCI® Non-Energy Index

The S&P GSCI® Non-Energy Index is a world production-weighted index of certain non-energy commodities in the world economy, and, as of the date hereof, includes futures contracts for all of the commodities included in the S&P GSCI except those for WTI crude oil, Brent Crude Oil, RBOB Gasoline, Heating Oil, GasOil and Natural Gas. The S&P GSCI® Non-Energy Index includes all other futures contracts included in the S&P GSCI. The S&P GSCI Non-Energy Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSNE,” “SPGSNEP” and “SPGSNETR,” respectively.

S&P GSCI® Precious Metals Index

The S&P GSCI® Precious Metals Index is a world production-weighted index consisting of two precious metals commodities in the world economy and, as of the date hereof, includes futures contracts for Gold and Silver. The S&P GSCI® Precious Metals Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Precious Metals Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSPM,” “SPGSPMP” and “SPGSPMTR,” respectively.

The S&P GSCI® Component Indices

S&P GSCI® Brent Crude Index

The S&P GSCI® Brent Crude Index is composed entirely of Brent crude oil futures contracts. The S&P GSCI® Brent Crude Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Brent Crude Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSBR,” SPGSBRP” and “SPGSBRTR,” respectively.

S&P GSCI® Copper Index

The S&P GSCI® Copper Index is composed entirely of copper futures contracts. The S&P GSCI® Copper Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Copper Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSIC,” “SPGSICP” and “SPGSICTR,” respectively.

S&P GSCI® Crude Oil Index

The S&P GSCI® Crude Oil Index is composed entirely of WTI crude oil futures contracts. The S&P GSCI® Crude Oil Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Crude Oil Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSCL,” “SPCSCLP” and “SPGSCLTR,” respectively.

S&P GSCI® Gold Index

The S&P GSCI® Gold Index is composed entirely of gold futures contracts. The S&P GSCI® Gold Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI® Gold Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSGC,” “SPGSGCP” and “SPGSGCTR,” respectively.

S&P GSCI® Natural Gas Index

The S&P GSCI® Natural Gas Index is composed entirely of natural gas futures contracts. The S&P GSCI® Natural Gas Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Natural Gas Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSNG,” “SPGSNGP” and “SPGSNGTR,” respectively.

S&P GSCI® Palladium Index

The S&P GSCI® Palladium Index is composed entirely of silver futures contracts. The S&P GSCI® Palladium Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Palladium Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSPA,” “SPGSPAP” and “SPGSPATR,” respectively.

S&P GSCI® Platinum Index

The S&P GSCI® Platinum Index is composed entirely of silver futures contracts. The S&P GSCI® Platinum Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI Platinum Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSPL,” “SPGSPLP,” and “SPGSPLTR,” respectively.

S&P GSCI® Silver Index

The S&P GSCI® Silver Index is composed entirely of silver futures contracts. The S&P GSCI® Silver Index excludes all other futures contracts included in the S&P GSCI. The S&P GSCI® Silver Index Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSSI,” “SPGSSIP” and “SPGSSITR,” respectively.

Description of the Indices

As discussed above, S&P calculates each index on a price return, excess return and total return basis. Each price return index is intended to reflect the price levels of the contracts included in the S&P GSCI®. Each excess return index is intended to reflect the price return of the various components of such index as well as the discount or premium obtained by “rolling” hypothetical positions in such contracts forward as they approach delivery, and is calculated on the basis of the “contract daily return” as discussed below. Each total return index incorporates the returns of the corresponding excess return index and interest earned on hypothetical fully collateralized contract positions on the commodities included in such index. The applicable pricing supplement will specify whether the securities are linked to the total return or the excess return version of the relevant GSCI Index.

Set forth below is a summary of the methodology used to calculate the S&P Commodity Indices. The S&P Commodity Indices are calculated in the same manner as the S&P GSCI®, except that (i) the daily contract reference price, CPWs and roll weights (each as discussed below) used in such calculations are limited to those of the commodities included in the applicable index and (ii) each index has a separate normalizing constant (discussed below). The methodology for determining the composition and weighting of the S&P Commodity Indices and for calculating their value is subject to modification in a manner consistent with the purposes of the S&P Commodity Indices, as described below.

The Index Committee and the Index Advisory Panel

S&P has established an index committee (the “index committee”) to oversee the daily management and operations of the S&P Commodity Indices, and is responsible for all analytical methods and calculation of the S&P Commodity Indices. The index committee consists of full-time professional members of S&P’s staff. At each meeting, the Index committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the index committee may revise index policy covering rules for selecting commodities or other matters.

S&P considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all index committee discussions are confidential.

S&P has established the advisory panel to assist it in connection with the operation of the S&P Commodity Indices. The advisory panel meets on an annual basis and at other times at the request of the index committee. The principal purpose of the advisory panel is to advise the index committee and S&P with respect to, among other things, the calculation of the S&P Commodity Indices, the effectiveness of the S&P Commodity Indices as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P Commodity Indices. The advisory panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P Commodity Indices are made by the index committee.

Composition of the S&P GSCI

In order to be included in the S&P GSCI, a contract must satisfy the following general eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	In addition, the contract must:

o	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

o	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

The trading facility (as defined below) on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the S&P GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

The commodity must be the subject of a contract that:

•	is denominated in U.S. dollars; and

•
is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development during the relevant annual calculation period or interim calculation period and that:

•
makes price quotations generally available to its members or participants (and to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.

With respect to inclusion in each of the S&P Commodity Indices, a contract must be in respect to the physical commodity or commodities that are described by that specific index.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI. In appropriate circumstances, however, S&P may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made. The following eligibility criteria apply:

•
A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity that is not represented in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have an annualized total dollar value traded over the relevant period of at least $15 billion. The annualized total dollar value traded is equal to the total annualized quantity traded in the relevant contract over the period for which the calculation is made, expressed in physical units, multiplied by the average of the daily contract reference prices on the last day of each month during such period.

•
A contract that is already included in the S&P GSCI at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI must, in order to continue to be included in the S&P GSCI after such time, have an annualized total dollar value traded over the relevant period of at least $5 billion and at least $10 billion during at least one of the three most recent annual periods used in making the determination.

•
A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have an annualized total dollar value traded over the relevant period of at least $30 billion.

•
A contract that is already included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to continue to be included in the S&P GSCI after such time, have an annualized total dollar value traded over the relevant period  of at least $10 billion and at least $20 billion during at least one of the three most recent annual periods used in making the determination.

In addition:

•
A contract that is already included in the S&P GSCI at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight is determined by dividing the reference dollar weight of such contract by the sum of the reference dollar weights of all designated contracts. The reference dollar weight of a contract is determined by multiplying the CPW (defined above) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These reference percentage dollar weight amounts are summed for all contracts included in the S&P GSCI and each contract’s percentage of the total is then determined.

•	A contract that is not included in the S&P GSCI at the time of determination must, in order to be added to the S&P GSCI at such time, have a reference percentage dollar weight of at least 1.0%.

•
In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, except that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI attributable to such commodity exceeding a particular level.

•
If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the S&P GSCI, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI attributable to it.

The contracts currently included in the S&P GSCI are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYMEX”), ICE Futures Europe (“ICE-Europe”), ICE Futures U.S. (“ICE-US”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBOT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange, Inc. (“COMEX”) and the London Metal Exchange (“LME”).

Contract Expirations

Because the S&P GSCI tracks actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI

The commodity futures contracts included in the S&P GSCI change on a monthly basis because the futures contracts included in the S&P GSCI at any given time are required to be the commodity futures contracts traded on the related exchange with the closest expiration date (the “front-month contract”). The S&P GSCI incorporates a methodology for rolling the current futures contract into the futures contract with the next closest expiration date (the “next-month contract”) each month. Assuming that markets are not disrupted or the limitations that regulate the amount of fluctuation in options futures contract prices that may occur during a trading day have not been reached, the S&P GSCI gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five S&P GSCI business day period commencing on the fifth S&P GSCI business day of the month, so that on the first S&P GSCI business day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the S&P GSCI, and on the fifth S&P GSCI business day of the roll-over period (i.e., the ninth S&P GSCI business day of the month) the next-month contract represents 100% of the S&P GSCI. An “S&P GSCI business day” is a day on which the S&P GSCI Indices are calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

The value of the S&P GSCI on any given day is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time. The total dollar weight of the S&P GSCI is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to:

•	the “daily contract reference price” (as discussed below),

•	multiplied by the appropriate CPWs, and

•	during a roll period, the appropriate “roll weights” (as discussed below).

The normalizing constant is recalculated on the fourth S&P GSCI business day of the calendar month in which new CPWs first become effective (i.e., January or any other month in which a reweighting of the S&P GSCI is implemented). The new normalizing constant is equal to the previous normalizing constant multiplied by the “total dollar weight ratio.”  The numerator of the “total dollar weight ratio” is the sum of the products obtained by multiplying (a) the new CPW for each underlying commodity times (b) the daily contract reference price for such underlying commodity on such day. The denominator of the “total dollar weight ratio” is the sum of the products obtained by multiplying (a) the previous CPW for each underlying commodity times (b) the daily contract reference price for such underlying commodity on such day. The same “rolling” procedure used to roll the front-month contract into the next-month contract, described above, is used to implement the new normalizing constant and the new CPWs.

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI calculation.

Contract Daily Return

The contract daily return on any given S&P GSCI business day is equal to (a) the “total dollar weight obtained” on such day, divided by (b) the “total dollar weight invested” of the S&P GSCI on the preceding day, (c) minus one, which calculation represents the percentage change in the total dollar weight of the S&P GSCI. The “total dollar weight obtained” is calculated as the total dollar weight of the S&P GSCI for such S&P GSCI business day using the CPWs and contract roll weights in effect on the preceding S&P GSCI business day and the daily contract reference prices used to calculate the S&P

GSCI on the S&P GSCI business day on which the calculation is made. The “total dollar weight invested” on any given S&P GSCI business day is equal to the total dollar weight of the S&P GSCI on the preceding day.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•
the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time—in that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; except that if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

License Agreement

We intend to enter into a non-exclusive license agreement with S&P providing for the license to us, in exchange for a fee, of the right to use each of the S&P Commodity Indices, which are owned by S&P, in connection with the securities.

“Standard & Poor’s®”, “S&P®” and “S&P GSCI®”, “S&P GSCI® Agriculture,” “S&P GSCI® Energy,” “S&P GSCI® Grains,” “S&P GSCI® Industrial Metals,” “S&P GSCI® Livestock,” “S&P GSCI® Non-Energy,” “S&P GSCI® Precious Metals,” “S&P GSCI® Brent Crude,” “S&P GSCI® Copper,” “S&P GSCI® Crude Oil,” “S&P GSCI® Gold,” “S&P GSCI® Natural Gas,” “S&P GSCI® Palladium,” “S&P GSCI® Platinum” and “S&P GSCI® Silver” are trademarks of S&P and have been licensed for use by us. The S&P Commodity Indices are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

The securities are not sponsored, endorsed, sold or promoted by S&P and S&P does not make any representations regarding the advisability of investing in the securities. The S&P Commodity Indices are determined, composed and calculated by S&P without regard to us or the securities. S&P has no obligation to take our needs, the needs of our affiliates or the needs of the owners of the securities into consideration in determining, composing or calculating the S&P Commodity Indices.

S&P is not responsible for and has not participated in the determination of, the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI COMMODITY INDICES OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONDITIONS OR REPRESENTATIONS AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS AFFILIATES, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P COMMODITY INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI COMMODITY INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Dow Jones-UBS Commodity Indices

The DJUBS Indices (as defined below) is a family of indices that is designed to provide a liquid and diversified benchmark for commodities. The Dow Jones-UBS Commodity Index (the “DJUBS Commodity Index”) is the parent index of the Dow Jones-UBS Sub-Indices (each, a “DJUBS Sub-Index, and together with the DJUBS Commodity Index, the “DJUBS Indices”). The methodology for compiling the DJUBS Sub-Indices is consistent with the methodology for compiling the DJUBS Commodity Index. The DJUBS Indices are sponsored by CME Group Index Services LLC (“CME Indexes”) and UBS Securities LLC, an affiliate of UBS AG (together, “UBS”), who calculate excess return and total return versions of each DJUBS Index. UBS acquired the rights to the DJUBS Indices from AIG International Inc. in 2009, at which time UBS entered into a marketing agreement with Dow Jones & Company, Inc. (“Dow Jones”) to jointly market the DJUBS Indices. Dow Jones subsequently assigned all of its interests in the marketing agreement to CME Indexes.

The DJUBS Commodity Index

The DJUBS Commodity Index is currently composed of futures contracts on the following commodities (each, an “index commodity”): aluminum; coffee; copper; corn; cotton; crude oil; gold; heating oil; lean hogs; live cattle; natural gas; nickel; silver; soybeans; soybean oil; sugar; unleaded gasoline; wheat; and zinc. Futures contracts on the DJUBS Commodity Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange (the “LME”). The DJUBS Commodity Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “DJUBS” and “DJUBSTR,” respectively.

The DJUBS Sub-Indices

The Dow Jones-UBS Industrial Metals Sub-Index

The Dow Jones-UBS Industrial Metals Sub-Index includes futures contracts on four commodity types included in the DJUBS Commodity Index: aluminum, copper, zinc and nickel. The Dow Jones-UBS Industrial Metals Sub-Index excludes all other commodity types that comprise the DJUBS Commodity Index. The Dow Jones-UBS Industrial Metals Sub-Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “DJUBSIN” and “DJUBINTR,” respectively.

The Dow Jones-UBS Precious Metals Sub-Index

The Dow Jones-UBS Precious Metals Sub-Index includes futures contracts on two commodity types that comprise the DJUBS Commodity Index: gold and silver. The Dow Jones-UBS Precious Metals Sub-Index excludes all other commodities that comprise the DJUBS Commodity Index. The Dow Jones-UBS Precious Metals Sub-Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “DJUBSPR” and “DJUBPRTR,” respectively.

The Dow Jones-UBS Energy Sub-Index

The Dow Jones-UBS Energy Sub-Index includes futures contracts on four commodity types that comprise the DJUBS Commodity Index: natural gas, crude oil, unleaded gasoline and heating oil. The Dow Jones-UBS Energy Sub-Index excludes all other commodities that comprise the DJUBS Commodity Index. The Dow Jones-UBS Energy Sub-Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “DJUBSEN” and “DJUBENTR,” respectively.

The Dow Jones-UBS Grains Sub-Index

The Dow Jones-UBS Grains Sub-Index includes futures contracts on three commodity types that comprise the DJUBS Commodity Index: wheat, corn and soybeans. The Dow Jones-UBS Grains Sub-Index excludes all other commodities that comprise the DJUBS Commodity Index. The Dow Jones-UBS Grains Sub-Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “DJUBSGR” and “DJUBGRTR,” respectively.

The Dow Jones-UBS ExEnergy Sub-Index

The Dow Jones-UBS ExEnergy Sub-Index includes futures contracts on 15 commodity types that comprise the DJUBS Commodity Index. The Dow Jones-UBS ExEnergy Sub-Index excludes the four commodities classified as energy: crude oil, heating oil, natural gas and unleaded gasoline. The Dow Jones-UBS ExEnergy Sub-Index Excess Return and Total Return are reported by Bloomberg under the ticker symbol “DJUBSXE” and “DJUBXETR,” respectively.

Supervision of the DJUBS Indices

CME Indexes and UBS have established a two-tier oversight structure composed of a supervisory committee and an advisory committee. The purpose of the two-tier structure is to expand the breadth of input into the decision-making process in respect of the DJUBS Indices, while also providing a mechanism for more rapid reaction in the event of any market disruption or extraordinary change in market conditions that may affect the DJUBS Indices. The supervisory committee is composed of three members, two of whom are appointed by UBS and one of whom is appointed by CME Indexes, and makes all final decisions relating to the DJUBS Indices, given any advice and recommendations of the advisory committee. The advisory committee consists of six to twelve members drawn from the financial and academic communities. Both the Supervisory and advisory committees meet annually to consider any changes to be made to the DJUBS Indices for the coming year. These committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the DJUBS Indices.

Methodology

The DJUBS Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities with a later delivery date must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each index component occurs over a period of five DJUBS business days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the DJUBS Commodity Index and for calculating its level is subject to modification by CME Indexes and UBS at any time. Currently, CME Indexes disseminates the DJUBS Commodity Index level at approximately 15-second intervals from 8:00 a.m. to 3:00 p.m., New York time, and publishes a daily settlement price for the DJUBS Commodity Index at approximately 5:00 p.m., New York time, on each DJUBS business day on the Bloomberg pages set forth above.

A “DJUBS business day” means a day on which the sum of the Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the DJUBS Commodity Index”) for the Index Commodities that are open for trading is greater than 50%.

The DJUBS Commodity Index was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the DJUBS Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The DJUBS Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The DJUBS Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid the DJUBS Commodity Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The DJUBS Commodity Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the DJUBS Commodity Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the DJUBS Commodity Index can accommodate substantial investment flows.

Designated Contracts for each Index Commodity

A futures contract known as a designated contract is selected for each of the 23 commodities eligible for inclusion in the DJUBS Commodity Index. Historically, with the exception of several LME contracts, where there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for an index commodity, the futures contract that is traded in North America and denominated in United States dollars has been chosen. The supervisory committee has noted that it is possible that in the future more than one designated contract will be selected for certain commodities or that designated contracts traded outside the United States or in currencies other than United States dollars will be selected. Data concerning the designated contract will be used to calculate the DJUBS Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a designated contract were to be terminated or  replaced, a comparable futures contract would be selected, if available, to replace that designated contract. The 23 commodities eligible for inclusion in the DJUBS Commodity Index are traded on the LME, the CBOT, the New York Board of Trade (“NYBOT”), the New York Commodities Exchange (“COMEX”), the Chicago Mercantile Exchange (“CME”) and the New York Mercantile Exchange (the “NYMEX”) and are as follows:

Commodity	Designated Contract	Exchange	Units	Price Quote
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton
Cocoa	Cocoa	NYBOT	10 metric tons	$/metric ton
Coffee	Coffee “C”	NYBOT	37,500 lbs	cents/pound
Copper	Copper	COMEX**	25,000 lbs	cents/pound
Corn	Corn	CBOT	5,000 bushels	cents/bushel
Cotton	Cotton	NYBOT	50,000 lbs	cents/pound
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel
Gold	Gold	COMEX	100 troy oz.	$/troy oz.
Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon
Lead	Refined Standard Lead	LME	25 metric tons	$/metric ton
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton
Platinum	Platinum	NYMEX	50 troy oz.	$/troy oz.
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.
Soybeans	Soybeans	CBOT	5,000 bushels	cents/bushel
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/pound
Sugar	World Sugar No. 11	NYBOT	112,000 lbs	cents/pound
Tin	Refined Tin	LME	5 metric tons	$/metric ton
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending†	NYMEX	42,000 gal	cents/gallon
Wheat	Wheat	CBOT	5,000 bushels	cents/bushel
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton

**
The DJUBS Commodity Index uses the High Grade Copper Contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the DJUBS Commodity Index.

†
Represents a replacement of the New York Harbor Unleaded Gasoline contract. This replacement occurred during the regularly scheduled roll of futures contracts comprising the DJUBS Commodity Index in April 2006.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJUBS Commodity Index are assigned to “Commodity Groups.”  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Crude Oil	Livestock	Lean Hogs
	Heating Oil		Live Cattle
Natural Gas
Unleaded Gasoline

Industrial Metals	Aluminum	Precious Metals	Gold
	Copper		Silver
	Nickel		Platinum*
Zinc
Lead*
Tin*

Grains	Corn	Softs	Coffee
	Soybeans		Cotton
	Wheat		Sugar
	Soybean Oil		Cocoa*

*
Out of the 23 commodities available for inclusion annually in the DJUBS Commodity Index, as of the date of this underlying supplement, all the commodities in the table above other than the four commodities marked with an asterisk are included in the DJUBS Commodity Index.

Annual Reweighting and Rebalancing of the DJUBS Commodity Index

The DJUBS Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJUBS Commodity Index are determined each in the third or fourth quarter. The annual weightings are announced soon thereafter and implemented the following January.

The relative weightings of the component commodities included in the DJUBS Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. In the third or fourth quarter of each year, for each commodity designated for potential inclusion in the DJUBS Commodity Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic value of the designated contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the DJUBS Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic value of the designated contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the DJUBS Commodity Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the DJUBS Commodity Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the DJUBS Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the DJUBS Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the DJUBS Commodity Index;

•	No single commodity may constitute more than 15% of the DJUBS Commodity Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJUBS Commodity Index; and

•	No single commodity may constitute less than 2% of the DJUBS Commodity Index.

Following the annual reweighting and rebalancing of the DJUBS Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the DJUBS Commodity Index by calculating the new unit weights for each index commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the index components, are used to determine the commodity index multiplier (the “CIM”) for each index commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each index commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the DJUBS Commodity Index

The DJUBS Commodity Index is calculated by applying the impact of the changes to the prices of the index components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the DJUBS Commodity Index is a mathematical process whereby the CIMs for the index components are multiplied by the prices for the index components. These products are then summed. The percentage change in this sum is then applied to the prior level of the DJUBS Commodity Index to calculate the current level of the DJUBS Commodity Index level. The Dow Jones-UBSCommodity Index is calculated on an excess return and on a total return basis.

License Agreement

“Dow Jones,” “UBS,” “Dow Jones-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG and have been licensed for use for certain purposes by us. The securities are not sponsored, endorsed, sold or promoted by CME Indexes, Dow Jones, UBS or any of their respective subsidiaries or affiliates, and none of CME Indexes, Dow Jones, UBS or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such products. The securities are not sponsored, endorsed, sold or promoted by CME Indexes, Dow Jones, UBS or any of their respective subsidiaries or affiliates. None of CME Indexes, Dow Jones, UBS or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The only relationship of CME Indexes, Dow Jones, UBS or any of their subsidiaries or affiliates to us is the licensing of certain trademarks, trade names and service marks and of the DJUBS Commodity Index, which is determined, composed and calculated by CME Indexes in conjunction with UBS without regard to us or the securities. CME Indexes and UBS have no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating DJUBS Commodity Index.

None of CME Indexes, Dow Jones, UBS or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of CME Indexes, Dow Jones, UBS or any of their respective subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to securityholders, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, UBS and its respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the securities but which may be similar to and competitive with the securities. In addition, UBS and its respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the DJUBS Commodity Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the DJUBS Commodity Index and the securities.

In addition, UBS and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the DJUBS Commodity Index and DJUBS Commodity Index Total Return), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the DJUBS Commodity Index, and the securities. This pricing supplement relates only to the securities and does not relate to the exchange-traded physical commodities underlying any of the DJUBS Commodity Index components. Purchasers of the securities should not conclude that the inclusion of a futures contract in the DJUBS Commodity Index is any form of investment recommendation of the futures contract or the underlying physical commodity by CME Indexes, Dow Jones, UBS or any of their respective subsidiaries or affiliates.

The information in this underlying supplement regarding the exchange-traded futures contracts on physical commodities which comprise the DJUBS Commodity Index components has been derived solely from publicly available documents. None of CME Indexes, Dow Jones, UBS or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the DJUBS Commodity Index, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF CME INDEXES, DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DJUBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF CME INDEXES, DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF CME INDEXES, DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJUBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF CME INDEXES, DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJUBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CME INDEXES, DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG CME INDEXES, DOW JONES, UBS AND US.